Exhibit 99.1

J.B. Hunt Transport Services, Inc.	Contact:	David G. Mee
615 J.B. Hunt Corporate Drive		Executive Vice President, Finance/Administration
Lowell, Arkansas 72745		and Chief Financial Officer
(NASDAQ: JBHT)		(479) 820-8363

FOR IMMEDIATE RELEASE

J. B. HUNT TRANSPORT SERVICES, INC. REPORTS REVENUES AND EARNINGS
FOR THE FOURTH QUARTER AND YEAR ENDED DECEMBER 31, 2009

▪	Fourth Quarter 2009 Revenue:	$877 million; down .3%
▪	Fourth Quarter 2009 Operating Income:	$73 million; down 15%*
▪	Fourth Quarter 2009 EPS:	32 cents vs. 41 cents*

▪	Full Year 2009 Revenue:	$3.20 billion; down 14%
▪	Full Year 2009 Operating Income:	$248 million; down 31%*
▪	Full Year 2009 EPS:	$1.05 vs. $1.56*

*4Q 2008 includes a $3.1 million pretax charge to write down the value of certain trailing equipment held for sale.

LOWELL, ARKANSAS, January 27, 2010  -  J. B. Hunt Transport Services, Inc., (NASDAQ:JBHT) announced fourth quarter 2009 net earnings of $41.7 million, or diluted earnings per share of  32 cents vs. 2008 fourth quarter earnings of $53.3 million, or  41 cents per diluted share.

Total operating revenue for the current quarter was $877 million compared with $880 million for the fourth quarter 2008.  Intermodal (JBI) volumes increased by approximately 15%, resulting in a small increase in segment revenue, while Integrated Capacity Solution’s (ICS) revenue rose by 11%.  Those increases were offset by declining fuel surcharge revenues in all segments and significantly lower rates. Current quarter operating revenue, excluding fuel surcharges, rose 4%, compared with the same period of 2008.

Operating income for the current quarter declined to $73 million vs. $86 million for the fourth quarter 2008. The decline in current quarter operating income was primarily due to lower rates applicable to significant parts of our business. Compared with the same period of 2008, net interest expense in the current quarter was up $3.4 million, primarily due to a 2008 refund related to a prior period tax settlement.

“While we are disappointed in the decline in earnings, we are encouraged by the expanding connection we see between our business units and how we can leverage our services together for the benefit of our customers. A growing number of shippers are using all of our services as a way to meet all of their supply chain needs.  From utilizing the obvious benefits of our Intermodal service, to professional final mile delivery of their products to the end consumer, our customers are embracing our integrated services.  In 2009, we expanded and solidified our Intermodal services network in the east, continued revenue and services growth in our non-asset ICS segment, implemented a comprehensive, nation-wide cross-dock and delivery system network in the DCS segment and made strides toward right-sizing and stabilizing our Truck segment.

“All of our business segments experienced pricing pressure and resulting margin contraction aggravated by the on-going recession.  The pressure contributed significantly to the decline in earnings for the year.  Prices must increase substantially to ensure a viable transportation industry through adequate returns.  Obtaining acceptable pricing must be the most critical priority for 2010.  We are particularly proud of our employees who have continued to provide uncompromised service and commitment to our customers,” said Kirk Thompson, President and CEO.

The effective income tax rate was 40.7% for the current quarter vs. 35.8% in 2008.  The higher rate was partly related to certain transactions with Transplace, Inc., which were treated as a sale of all interests in this logistics company.  These transactions generated an approximate $3.3 million pretax gain during the current quarter, however, after considering tax affects, the net result is an approximate  $200,000 reduction in net after tax earnings.

Segment Information:

Intermodal (JBI)
▪	Fourth quarter 2009 Segment Revenue:	$ 492 million; up 1%
▪	Fourth quarter 2009 Operating Income:	$ 53.7 million; down 13%

JBI posted volume gains of 15% for the current quarter over fourth quarter 2008.  Volume was consistently strong throughout the current quarter.  Rail service remains excellent and assists in the conversion of over-the-road freight to Intermodal.  Transcontinental volumes grew 13%, while eastern volumes increased 20% over the fourth quarter 2008.  Revenue for the current quarter was up 5%, excluding fuel surcharges.  While rates declined compared with the fourth quarter of 2008, prices for the current quarter showed normal seasonal increases vs. the third quarter 2009.

We continued our focus on cost reductions, while maintaining the high levels of service that allow us to retain and grow business.  Dray costs declined 7% when compared to the same quarter a year ago, reflecting increased driver productivity and the reduction of empty dray miles.  Concentration on protecting our network balance, combined with peak season demand helped reduce empty repositioning moves 8% during the current quarter.  As a result, we were able to perform at an operating ratio of 89.1% for the fourth quarter.  We believe we are well positioned for continued growth in 2010 with 40,170 containers to begin the year.

Dedicated Contract Services (DCS)
▪	Fourth quarter 2009 Segment Revenue:	$206 million; down 2%
▪	Fourth quarter 2009 Operating Income:	$19 million; down 26%

DCS continues to transition to more specialized services. The average truck count at our base business accounts (locations that commenced operations prior to the current calendar year) declined by approximately 25% to 3,443 in the current quarter compared to the same quarter 2008.  Revenue at these accounts declined 25% while revenue, excluding fuel surcharge, declined 23%. The majority of these decreases related to continued proactive fleet reductions designed to match lower customer demand levels.  We have, however, seen a recent 4% increase in the productivity of our trucks at our base business accounts.  We define productivity as revenue, excluding fuel surcharge, per truck, per week. This increase in productivity was partly related to our success in focusing on more specialized services, while winding down our capacity-oriented services.

Base business accounts operated at an approximate 89.6% operating ratio during the current quarter vs. 88.1% in the fourth quarter 2008.  The operating ratio in the current quarter was affected by the time lag between our fuel expense and fuel surcharge recovery. As mentioned previously, this time lag is only temporary and we are confident that our programs protect us over time from rapidly rising fuel costs.  Though we cannot predict the speed or pace of an economic recovery, the rate of truck reductions related to our base accounts was similar during the fourth and third quarters of 2009.

Average truck count in new development accounts (locations that commenced operations subsequent to January 1, 2009) increased in the current quarter by 289 trucks from third quarter 2009, bringing the year to date 2009 average count to 916 for new development. The profitability of these accounts improved from the third quarter, despite incurring approximately $1.5 million of new contract implementation expense.

As of the end of the current quarter, we have on-boarded approximately 93% of the major contracts signed during the first half of 2009.

Truck (JBT)
▪	Fourth quarter 2009 Segment Revenue:	$118 million; down 9%
▪	Fourth quarter 2009 Operating Income:	$(1.3) million; vs. $(4.4) million*

*Includes a $3.1 million pretax charge in 2008 to write down the value of certain assets held for sale

JBT’s on-going efforts in fleet size reduction, network refinement and cost control, coupled with stronger demand in the second half of 2009, combined to produce better results in asset utility.   Utilization improved 16% over the fourth quarter 2008 and 6% over the third quarter 2009.

Despite the improvement in asset utilization, JBT’s profitability is hindered by freight rates that are insufficient to produce acceptable financial results.  Revenue for the current quarter declined 9% compared with the fourth quarter 2008.  Excluding fuel surcharge revenue, revenue declined 7%.  Overall rate per loaded mile, excluding fuel surcharges, decreased significantly compared to the fourth quarter 2008, partially due to a 9% increase in the average length of haul. Spot quote rates per mile declined 11%, excluding fuel surcharges, compared to one year ago.  At the end of the current quarter, our tractor count was 2,861 compared with 3,330 at the end of the same period in 2008.

During the current quarter, bid volume was comparable to the same period in 2008, as some shippers attempted to obtain any remaining price cuts from the market and to lock in rates for extended durations. Demand improved in many parts of the country during what has traditionally been considered the peak season.  Other industry indicators, such as driver availability, recent bankruptcies and deliberate fleet reductions, point to tightening capacity.  The process of reviewing underperforming accounts and freight mix is underway and pricing adjustments are being implemented as required to justify capital reinvestment.

Integrated Capacity Solutions (ICS)
▪	Fourth quarter 2009 Segment Revenue:	$67 million; up 11%
▪	Fourth quarter 2009 Operating Income:	$1.7 million; down 49%

ICS continued to focus on gaining market share and strengthening our position as a third-party provider.  We continue to increase employee count and invest in branch openings in anticipation of growth in 2010 and beyond.  During the current quarter loads, our customer base and third-party carrier base increased 34%, 66% and 31%, respectively, over the comparable period of 2008.  Total employee count rose 16% over this same period.  Current quarter revenue per load decreased 17% from the fourth quarter 2008, due to significant rate pressures and a change in freight mix.

The oversupply of carrier capacity in the market place during the fourth quarter 2008 and the first and second quarters of 2009 resulted in unusually high margins.  As a result of 2009 bids, tightened carrier capacity and competitive pricing, our margins declined precipitously during the current quarter.  Our gross profit (gross revenue less purchased transportation expense) decreased 18% to $9.5 million and gross profit margin decreased to 14.2% in the current quarter from 19.2% in the fourth quarter 2008.

Cash Flow and Capitalization:

At December 31, 2009, we had total debt outstanding of $565 million, compared with $634 million at December 31, 2008 and $626 million at September 30, 2009.

Our net capital expenditures for the full year 2009 approximated $249 million, compared with $211 million in 2008.  The increase in current year net capital spending was primarily due to the acquisition of new Intermodal trailing equipment and capital related to new DCS segment business investments. At December 31, 2009, we had cash and cash equivalents of $7.8 million.

This press release may contain forward-looking statements, which are based on information currently available.  Actual results may differ materially from those currently anticipated due to a number of factors, including, but not limited to, those discussed in Item 1A of our Annual Report filed on Form 10-K for the year ended December 31, 2008. We assume no obligation to update any forward-looking statement to the extent we become aware that it will not be achieved for any reason.  This press release and additional information will be available to interested parties at our web site, www.jbhunt.com.

J.B. HUNT TRANSPORT SERVICES, INC.
Condensed Consolidated Statements of Earnings
(in thousands, except per share data)
(unaudited)

	Three Months Ended December 31
	2009		2008
		% Of		% Of
	Amount	Revenue	Amount	Revenue

Operating revenues, excluding fuel surcharge revenues	$769,716		$743,400
Fuel surcharge revenues	107,237		136,387
Total operating revenues	876,953	100.0%	879,787	100.0%

Operating expenses
Rents and purchased transportation	397,061	45.3%	370,485	42.1%
Salaries, wages and employee benefits	209,547	23.9%	207,798	23.6%
Fuel and fuel taxes	79,068	9.0%	85,980	9.8%
Depreciation and amortization	47,491	5.4%	50,354	5.7%
Operating supplies and expenses	37,197	4.2%	38,516	4.4%
Insurance and claims	12,773	1.5%	14,848	1.7%
General and administrative expenses, net of gains	9,326	1.1%	13,036	1.5%
Operating taxes and licenses	7,113	0.8%	8,004	0.9%
Communication and utilities	4,441	0.5%	4,715	0.5%
Total operating expenses	804,017	91.7%	793,736	90.2%
Operating income	72,936	8.3%	86,051	9.8%
Net interest expense	6,790	0.8%	3,394	0.4%
Equity in operations of associated company	(4,075)	(0.5)%	(390)	(0.0)%
Earnings before income taxes	70,221	8.0%	83,047	9.4%
Income taxes	28,556	3.3%	29,771	3.4%
Net earnings	$41,665	4.8%	$53,276	6.1%
Average diluted shares outstanding	130,092		128,692
Diluted earnings per share	$0.32		$0.41

J.B. HUNT TRANSPORT SERVICES, INC.
Condensed Consolidated Statements of Earnings
(in thousands, except per share data)
(unaudited)

	Twelve Months Ended December 31
	2009		2008
		% Of		% Of
	Amount	Revenue	Amount	Revenue

Operating revenues, excluding fuel surcharge revenues	$2,877,052		$3,001,531
Fuel surcharge revenues	326,269		730,412
Total operating revenues	3,203,321	100.0%	3,731,943	100.0%

Operating expenses
Rents and purchased transportation	1,398,109	43.6%	1,479,234	39.6%
Salaries, wages and employee benefits	798,272	24.9%	859,588	23.0%
Fuel and fuel taxes	273,521	8.5%	520,647	14.0%
Depreciation and amortization	189,045	5.9%	202,288	5.4%
Operating supplies and expenses	151,887	4.7%	158,202	4.2%
Insurance and claims	50,797	1.6%	60,772	1.6%
General and administrative expenses, net of gains	47,407	1.5%	41,363	1.1%
Operating taxes and licenses	28,014	0.9%	32,162	0.9%
Communication and utilities	18,298	0.6%	19,269	0.5%
Total operating expenses	2,955,350	92.3%	3,373,525	90.4%
Operating income	247,971	7.7%	358,418	9.6%
Net interest expense	27,359	0.9%	34,447	0.9%
Equity in operations of associated company	(3,456)	(0.1)%	1,735	0.0%
Earnings before income taxes	224,068	7.0%	322,236	8.6%
Income taxes	87,633	2.7%	121,643	3.3%
Net earnings	$136,435	4.3%	$200,593	5.4%
Average diluted shares outstanding	129,462		128,533
Diluted earnings per share	$1.05		$1.56

Financial Information By Segment
(in thousands)
(unaudited)

	Three Months Ended December 31
	2009		2008
		% Of		% Of
	Amount	Total	Amount	Total

Revenue

Intermodal	$491,830	56%	$487,530	55%
Dedicated	206,440	24%	211,442	24%
Truck	117,890	13%	128,964	15%
Integrated Capacity Solutions	66,838	8%	60,044	7%
Subtotal	882,998	101%	887,980	101%
Intersegment eliminations	(6,045)	(1)%	(8,193)	(1)%
Consolidated revenue	$876,953	100%	$879,787	100%

Operating income

Intermodal	$53,699	74%	$61,948	72%
Dedicated	18,668	26%	25,130	29%
Truck	(1,272)	(2)%	(4,409)	(5)%
Integrated Capacity Solutions	1,722	2%	3,377	4%
Other (1)	119	0%	5	0%
Operating income	$72,936	100%	$86,051	100%

	Twelve Months Ended December 31
	2009		2008
		% Of		% Of
	Amount	Total	Amount	Total
Revenue

Intermodal	$1,764,223	55%	$1,951,670	52%
Dedicated	756,882	24%	926,956	25%
Truck	446,716	14%	676,431	18%
Integrated Capacity Solutions	259,074	8%	209,192	6%
Subtotal	3,226,895	101%	3,764,249	101%
Intersegment eliminations	(23,574)	(1)%	(32,306)	(1)%
Consolidated revenue	$3,203,321	100%	$3,731,943	100%

Operating income

Intermodal	$183,377	74%	$253,913	71%
Dedicated	62,973	25%	92,457	26%
Truck	(11,531)	(4)%	1,382	0%
Integrated Capacity Solutions	13,103	5%	10,686	3%
Other (1)	49	0%	(20)	(0)%
Operating income	$247,971	100%	$358,418	100%

(1) Includes corporate support activity

Operating Statistics by Segment
(unaudited)

	Three Months Ended December 31
	2009	2008

Intermodal

Loads	252,027	219,637
Average length of haul	1,806	1,831
Revenue per load	$1,951	$2,220
Average tractors during the period *	2,312	2,129

Tractors (end of period)
Company-owned	2,303	2,124
Independent contractor	5	4
Total tractors	2,308	2,128
Tractors held for sale	76	-
Total tractors	2,232	2,128

Containers (end of period)	40,170	39,161
Average effective trailing equipment usage	40,006	38,127

Dedicated

Loads	320,804	311,036
Average length of haul	202	227
Revenue per truck per week**	$3,783	$3,674
Average trucks during the period***	4,357	4,619

Trucks (end of period)
Company-owned	3,969	4,454
Independent contractor	31	67
Customer-owned (Dedicated operated)	358	101
Total trucks	4,358	4,622
Tractors held for sale	58	-
Total tractors	4,300	4,622

Trailing equipment (end of period)	9,739	9,106
Average effective trailing equipment usage	11,796	12,535

Truck

Loads	126,317	127,630
Average length of haul	511	468
Loaded miles (000)	63,929	59,326
Total miles (000)	74,073	69,051
Average nonpaid empty miles per load	74.9	76.2
Revenue per tractor per week**	$3,087	$3,125
Average tractors during the period *	3,035	3,285

Tractors (end of period)
Company-owned	1,698	2,612
Independent contractor	1,163	841
Total tractors	2,861	3,453
Tractors held for sale	-	123
Total tractors	2,861	3,330

Trailers (end of period)	12,550	15,470
Trailers held for sale	288	2,121
Total trailers	12,262	13,349
Average effective trailing equipment usage	10,465	10,897

Integrated Capacity Solutions

Loads	57,887	43,221
Revenue per load	$1,155	$1,389
Gross profit margin	14.2%	19.2%
Approximate number of third-party carriers (end of period)	22,400	17,160

* Includes company-owned and independent contractor tractors
** Using weighted workdays
*** Includes company-owned, independent contractor, and customer-owned trucks

Operating Statistics by Segment
(unaudited)

	Twelve Months Ended December 31
	2009	2008

Intermodal

Loads	915,413	837,575
Average length of haul	1,796	1,843
Revenue per load	$1,927	$2,330
Average tractors during the period *	2,206	2,020

Tractors (end of period)
Company-owned	2,303	2,124
Independent contractor	5	4
Total tractors	2,308	2,128
Tractors held for sale	76	-
Total tractors	2,232	2,128

Containers (end of period)	40,170	39,161
Average effective trailing equipment usage	37,182	35,678

Dedicated

Loads	1,209,055	1,321,473
Average length of haul	207	227
Revenue per truck per week**	$3,384	$3,842
Average trucks during the period***	4,382	4,716

Trucks (end of period)
Company-owned	3,969	4,454
Independent contractor	31	67
Customer-owned (Dedicated operated)	358	101
Total trucks	4,358	4,622
Tractors held for sale	58	-
Total tractors	4,300	4,622

Trailing equipment (end of period)	9,739	9,106
Average effective trailing equipment usage	12,136	12,762

Truck

Loads	498,426	622,002
Average length of haul	486	478
Loaded miles (000)	241,281	292,430
Total miles (000)	279,589	334,931
Average nonpaid empty miles per load	73.8	68.7
Revenue per tractor per week**	$2,809	$3,522
Average tractors during the period*	3,120	3,752

Tractors (end of period)
Company-owned	1,698	2,612
Independent contractor	1,163	841
Total tractors	2,861	3,453
Tractors held for sale	-	123
Total tractors	2,861	3,330

Trailers (end of period)	12,550	15,470
Trailers held for sale	288	2,121
Total trailers	12,262	13,349
Average effective trailing equipment usage	10,177	11,758

Integrated Capacity Solutions

Loads	237,378	140,481
Revenue per load	$1,091	$1,489
Gross profit margin	17.9%	16.5%
Approximate number of third-party carriers (end of period)	22,400	17,160

* Includes company-owned and independent contractor tractors
** Using weighted workdays
*** Includes company-owned, independent contractor, and customer-owned trucks

J.B. HUNT TRANSPORT SERVICES, INC.
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	December 31, 2009	December 31, 2008
ASSETS
Current assets:
Cash and cash equivalents	$7,843	$2,373
Accounts Receivable	310,339	280,614
Assets held for sale	3,192	17,843
Prepaid expenses and other	71,091	95,457
Total current assets	392,465	396,287
Property and equipment	2,192,947	2,169,893
Less accumulated depreciation	748,276	783,363
Net property and equipment	1,444,671	1,386,530
Other assets	19,778	10,636
	$1,856,914	$1,793,453

LIABILITIES & STOCKHOLDERS' EQUITY
Current liabilities:
Current debt	$-	$118,500
Trade accounts payable	191,347	196,059
Claims accruals	18,545	18,095
Accrued payroll	34,651	33,156
Other accrued expenses	14,170	31,995
Deferred income taxes	10,505	10,083
Total current liabilities	269,218	407,888

Long-term debt	565,000	515,000
Other long-term liabilities	35,581	30,490
Deferred income taxes	343,262	311,064
Stockholders' equity	643,853	529,011
	$1,856,914	$1,793,453

Supplemental Data
(unaudited)

	December 31, 2009	December 31, 2008
Actual shares outstanding at end of period (000)	127,242	126,062

Book value per actual share outstanding at end of period	$5.06	$4.20

	Twelve Months Ended December 31
	2009	2008
Net cash provided by operating activities (000)	$362,563	$505,146

Net capital expenditures (000)	$249,473	$210,881